EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-41815) on Form S-8 for the Rayovac 401(k) Savings Plan for Hourly Employees of our report dated June 27, 2005, with respect to the statement of assets available for plan benefits of the Rayovac 401(k) Savings Plan for Hourly Employees as of December 31, 2004, and the related statement of changes in assets available for plan benefits for the year then ended, which report appears in the December 31, 2005 Annual Report on Form 11-K of the Rayovac 401(k) Savings Plan for Hourly Employees.

/s/ KPMG LLP

KPMG LLP
Atlanta, Georgia
June 29, 2006